Table of Contents

EXHIBIT 10.17

Coronado Global Resources Inc. – Non-Executive Director Compensation Summary

Director Fees and Expenses

Non-Executive Directors (each, a “Director”) will receive compensation for their services as a Director of the Board of Coronado Global Resources Inc. (the “Company”)  in accordance with the compensation program for Directors as in effect from time to time.  Currently, this compensation program includes: a standard Director’s fee of A$175,000 per annum, a fee of A$330,000 per annum for the Chairman of the Board, or a fee of A$190,000 per annum for a Director acting as Chair of any Board Committee.  These fees include any statutory superannuation required.  The following table sets forth Directors’ fee arrangements:

Position	Fee*
Board Member (other than Chairman of the Board)	$121,715 (A$175,000)
Chairman of the Board	$229,521 (A$330,000)
Chairman of the Audit, Governance & Risk Committee (Additional Fee)	$10,433 (A$15,000)
Chairman of the Compensation and Nominating Committee (Additional Fee)	$10,433 (A$15,000)
Chairman of the Health Safety, Environment and Community Committee (Additional Fee)	$10,433 (A$15,000)

* U.S. dollar amounts are shown based on the average exchange rate for the fiscal year ended December 31, 2019, which was approximately A$1.00 to US$0.70

Each Director may elect to receive some of his or her annual base fees as Restricted Security Units.

If applicable, a Director may choose to receive his or her superannuation contributions through the Company’s superannuation fund.  Alternatively, the Director may choose to receive his or her superannuation contributions through his or her nominated personal superannuation fund or other complying fund.

Directors act as independent contractors and not as employees of the Company or any of its affiliates.  Directors are not entitled to participate in any benefit plan, policy or program sponsored or maintained by the Company or its affiliates for the benefit of their employees.  Directors are solely responsible for making all applicable tax filings and remittances with respect to amounts paid to the Director as a Director.  Directors are required to provide any information or forms reasonably requested by the Company to determine whether applicable law requires that taxes should be withheld from any payment made to the Director pursuant to his or her appointment letter.  Notwithstanding the foregoing, if the Company reasonably determines that applicable law requires that such taxes should be withheld, the Company reserves the right to withhold, as legally required, and will notify the Director accordingly.

Directors are entitled to be reimbursed travelling and other expenses the Director properly incurs concerning the Company’s affairs, including attending and returning from general meetings of the Company or meetings of the Board or Board committees.  It is the usual practice for the Company to provide transport and accommodation for Directors in respect of Company related business.

Except for expenses associated with travelling, Directors should obtain the approval of the Chairman for the expense before incurring such expense.  The Company does not pay benefits (other than statutory entitlements) on retirement.

Coronado Global Resources Inc. Form 10-K December 31, 2019           1

Table of Contents

Directors’ Shareholding Policy

The Company has established a Minimum Shareholding Policy for Non-Executive Directors which requires Directors to maintain a minimum holding of Company securities.

The Company also has in place a Securities Dealing Policy that regulates dealing in the Company’s securities by Directors and their associates.

Directors are also required to disclose any trading in Company securities.

Coronado Global Resources Inc. Form 10-K December 31, 2019           2